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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Ship Finance International Limited
(Name of Issuer)

Common Shares, par value $1.00 per share
(Title of Class of Securities)

G81075106
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[x]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Frontline Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

73,383

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

73,383

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

73,383

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Hemen Holding Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,742,988

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,742,988

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,742,988

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.99%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Farahead Investment Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

29,409,688

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

29,409,688

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

29,409,688

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

37.17%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Farahead Holdings Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

29,409,688

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

29,409,688

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

29,409,688

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

37.17%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenwich Holdings Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

34,152,676

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

34,152,676

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

34,152,676

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

43.16%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

John Fredriksen*

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

34,152,676

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

34,152,676

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

34,152,676

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

43.16%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*  Mr. Fredriksen may be deemed to beneficially own 34,152,676 shares of common stock, par value $1.00 per share (the "Common Shares"), of Ship Finance International Limited (the "Issuer") through his indirect influence over Hemen Holding Ltd., Farahead Investment Inc., Farahead Holdings Ltd. and Greenwich Holdings Ltd., the shares of which are held in trusts (the "Trusts"). The beneficiaries of the Trusts are certain members of Mr. Fredriksen's family. Mr. Fredriksen disclaims beneficial ownership of the 34,152,676 Common Shares except to the extent of his voting and dispositive interests in such Common Shares. Mr. Fredriksen has no pecuniary interest in the 34,152,676 Common Shares.

CUSIP No.	G81075106

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

C.K. Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [x]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

34,152,676

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

34,152,676

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

34,152,676

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

43.16%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No.	G81075106

Item 1.	(a).	Name of Issuer:

Ship Finance International Limited

(b).	Address of issuer's principal executive offices:

Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08, Bermuda

Item 2.	(a).	Name of person filing:

Frontline Ltd. Hemen Holding Limited Farahead Investment Inc. Farahead Holdings Ltd. Greenwich Holdings Ltd. John Fredriksen C.K. Limited

(b).	Address or principal business office or, if none, residence:

Frontline Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08, Bermuda

Hemen Holding Limited
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

Farahead Investment Inc.
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

Farahead Holdings Ltd.
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

Greenwich Holdings Ltd.
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

John Fredriksen
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

C.K. Limited
1 Welsley Street
St. Helier
Jersey
JE4 5UT

(c).	Citizenship:

Frontline Ltd. - Bermuda
Hemen Holding Limited - Cyprus
Farahead Investment Inc. - Liberia
Farahead Holdings Ltd. - Cyprus
Greenwich Holdings Ltd. - Cyprus
John Fredriksen – Cyprus
C.K. Limited – Jersey

(d).	Title of class of securities:

Common Shares, par value $1.00 per share

(e).	CUSIP No.:

G81075106

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Frontline Ltd. - 73,383
Hemen Holding Limited - 4,742,988
Farahead Investment Inc. - 29,409,688
Farahead Holdings Ltd. - 29,409,688
Greenwich Holdings Ltd. - 34,152,676
John Fredriksen - 34,152,676
C.K. Limited - 34,152,676

(b)	Percent of class:

Frontline Ltd. - 0% Hemen Holding Limited - 5.99% Farahead Investment Inc. - 37.17% Farahead Holdings Ltd. - 37.17% Greenwich Holdings Ltd. - 43.16% John Fredriksen - 43.16% C.K. Limited – 43.16%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote
Frontline Ltd. - 73,383

Hemen Holding Limited - 4,742,988

Farahead Investment Inc. - 29,409,688

Farahead Holdings Ltd. - 29,409,688

Greenwich Holdings Ltd. - 34,152,676

John Fredriksen - 34,152,676

C.K. Limited – 34,152,676

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of
Frontline Ltd. - 73,383

Hemen Holding Limited - 4,742,988

Farahead Investment Inc. - 29,409,688

Farahead Holdings Ltd. - 29,409,688

Greenwich Holdings Ltd. - 34,152,676

John Fredriksen - 34,152,676

C.K. Limited - 34,152,676

Instruction: For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1)..

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

Not Applicable

Item 10.	Certification.

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 2010
(Date)

FRONTLINE LTD.

/s/ Tor Olav Troim
(Signature)

Tor Olav Troim
Vice President and Director
(Name/Title)

HEMEN HOLDING LTD.

/s/ Demetrios Antoniou Hannas
(Signature)

Dimitris Anoniou Hannas
Director
(Name/Title)

FARAHEAD INVESTMENT INC.

/s/ Marios Saveriades
(Signature)

Marios Saveriades
Director
(Name/Title)

FARAHEAD HOLDINGS LTD.

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

GREENWICH HOLDINGS LTD.

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

/s/ John Fredriksen
(Signature)

John Fredriksen
(Name/Title)

C.K. LIMITED

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G/A dated February 16, 2010 relating to the Common Shares of Ship Finance International Limited shall be filed on behalf of the undersigned.

February 16, 2010
(Date)

FRONTLINE LTD.

/s/ Tor Olav Troim
(Signature)

Tor Olav Troim
Vice President and Director
(Name/Title)

HEMEN HOLDING LTD.

/s/ Demetrios Antoniou Hannas
(Signature)

Dimitris Anoniou Hannas
Director
(Name/Title)

FARAHEAD INVESTMENT INC.

/s/ Marios Saveriades
(Signature)

Marios Saveriades
Director
(Name/Title)

FARAHEAD HOLDINGS LTD.

/s/ Demetrios Antoniou Hannas
(Signature)

/s/ Demetrios Antoniou Hannas
Director
(Name/Title)

GREENWICH HOLDINGS LTD.

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

/s/ John Fredriksen
(Signature)

John Fredriksen
(Name/Title)

C.K. LIMITED

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

SK 23153 0001 854450